Exhibit 10.14

Amendment #2

     This Second Amendment (the “Amendment #2”) to the Supply Agreement dated as of June 2, 2003 to be effective August 1, 2003 (the “Supply Agreement”) between Voestalpine Tubulars GmbH & Co KG and Grant Prideco, Inc. is entered on this ___day of January 2005 to be made effective as of April 1, 2004.

WHEREAS, the parties entered into the above referenced Supply Agreement; and

WHEREAS, the parties entered into Amendment #1 dated November 30, 2003 to be effective October 1, 2003 (hereinafter “Amendment #1); and

WHEREAS, the parties now desire to amend certain paragraphs of the Supply Agreement as set forth in this Amendment #2; and

NOW THEREFORE, for good and valuable consideration, which is hereby acknowledged, the parties agree to amend the Supply Agreement as follows:

1.	Capitalized Terms: The capitalized terms herein shall have the meaning set forth in the Supply Agreement.

2.	Paragraph 2.4 Forecast: Add new Paragraph 2.4 to the Supply Agreement. The new Paragraph 2.4 shall read as follows:

“2.4 On or before December 31st of each calendar year Purchaser shall provide Seller with an estimate of its forecasted Green Pipe needs for the upcoming calendar year. Seller shall be committed to provide the forecasted Green Pipe needs so long as such amounts are at or below the amounts set forth in paragraph 2.3. Purchaser will use commercially reasonable efforts to provide Seller with an accurate forecast however, both parties agree that the forecast is to be treated as an estimate only. If Purchaser’s actual Green Pipe needs exceeds the estimate, Seller will use its reasonable best efforts to supply the amount of Green Pipe exceeding the forecast up to the amounts set forth is paragraph 2.3. If Purchaser’s actual Green Pipe needs are below its forecasted needs, then Purchaser shall be subject to the penalties set forth in paragraph 13.1 should the Purchaser’s actual Green Pipe purchases fall below the minimum averages set forth therein.

3.	Paragraph 4.2(A) Surcharge: Add new Paragraph 4.2(A) to the Supply Agreement. The new Paragraph 4.2 (A) shall read as follows:

“4.2(A) –

(1) For Green Pipes entering production April, May, and June of 2004 Purchaser agreed to pay a temporary material adjustment of EURO 80/ metric ton. This charge applies only to those Green Pipes scheduled on Annex 4.2 (A) (1) attached hereto and will not apply to the Surcharge calculation in 4.2 (A) (2) below.

(2) Subject to the 13,280 metric ton exemption further specified in 4.2 (A) (3) below, Green Pipes entering production after July 1, 2004 will be subject to a new raw material surcharge (a “Surcharge”). The Surcharge shall generally be calculated as follows and the calculations will be used in accordance with Paragraph 4.2 (B) (below). For purposes of this provision, Green Pipes entering production shall be considered to be “entering production” when they begin the process at Seller’s facility of being transformed from raw material into Green Pipes.

(a). The Seller’s actual cost for the following raw material as of April 2003 (the “April 2003 Base Cost”) will be subtracted from the Seller’s actual cost for such raw material for the applicable month. The actual raw material cost for each chemistry of Green Pipe will be calculated by taking the average amount of raw material in the particular chemistry of Green Pipe and multiplying that number times the unit cost for the applicable raw material. The raw material that will be made a part of this calculation will be (i) coke, (ii) alloying elements, (iii) iron ore, and (iv) scrap.

(b). The difference derived from the calculation for each raw material in (a) above (whether positive or negative) will be added together to establish a subtotal. For clarity, this subtotal may be positive or negative.

(c). The subtotal established in (b) above, shall be divided by .88 (to account for the average yield loss of 12%) to establish the yield loss adjusted subtotal.

(d). A scrap credit (derived in accordance with this paragraph) shall then be subtracted from the yield loss adjusted subtotal established in (c) above to establish the actual Surcharge. The Surcharge will be added to or subtracted from the Purchase Price of the Green Pipes as established in paragraphs 4.1 and 4.2. The scrap credit will be 9% of material processed multiplied by the scrap price. The 9% is derived from an average yield loss of 12% minus 3% scale loss (which equals 9%). If these components change over time, then the parties shall enter negotiations to revise the scrap credit percent to the then current percentage.

A sample calculation of the Surcharge is provided as an example in Annex 4.2(A)(2)(d) attached to this Amendment #2.

(3). Notwithstanding the Surcharge specified in paragraph 4.2 (A) (2) above, Purchaser shall be entitled to a 13,280 metric ton exemption from the Surcharge specified in 4.2 (A) (2) above. To clarify, there will be no Surcharge on Green Tubes entering production during July 2004 and thereafter, until after Seller has produced for Purchaser 13,280 metric tons of Green Tubes to Purchaser (with the starting date for production beginning July 1, 2004), which Green Tubes are referenced in Annex 4.2(A)(3) attached to this Amendment #2.

4.	Paragraph 4.2(B) Surcharge, Estimated Surcharge and True Up: Add new Paragraph 4.2(B) to the Supply Agreement. The new Paragraph 4.2 (B) shall read as follows:

“4.2 (B). Prior to the beginning of each calendar quarter, the parties will use estimated raw material costs for (i) coke, (ii) alloying elements, (iii) iron ore, and (iv) scrap (referenced in 4.2 (A) above) to establish an estimated Surcharge (further described below and hereinafter referred to as “Estimated Surcharge”) for the quarter in question, and then the parties will “true up” the Estimated Surcharge at the end of each month during the quarter based on actual raw material costs for such month. The actual raw material costs will be used to set the actual Surcharge for the month in question (further described below and hereinafter referred to as “Actual Surcharge”). The Estimated Surcharge and the Actual Surcharge will be calculated and used as follows:

(a). On a quarterly basis, at least six (6) weeks prior to the start of the calendar quarter, Seller will provide a good faith estimate of the raw material pricing differentials (from the April 2003 Base Cost) for the upcoming calendar quarter. The Seller will then calculate the estimated Surcharge based on the calculation described in 4.2(A). The Estimated Surcharge will then be used to adjust the Purchase Price of the Green Pipe upward or downward as specified in 4.2(A) for the applicable calendar quarter. From time to time during the calendar quarter, as more accurate information becomes available, the parties may update the Estimated Surcharge for the quarter to reflect better estimates. The goal being to make the Estimated Surcharge as close to the Actual Surcharge as reasonably possible.

(b). Within fifteen (15) working days of the end of each month (during the applicable calendar quarter), using the formula in 4.2(A) above and Seller’s actual raw material cost for the month in question, Seller will provide Purchaser with Seller’s actual Surcharge (the “Actual Surcharge”) for that particular month. Purchaser shall have the right to review and confirm the validity of the Actual Surcharge and, once the Actual Surcharge is agreed upon by the parties, the amounts owed between the parties for Green Tube purchases during the month will be “trued up” as provided below.

(c). The parties will “true up” the amounts owed between them by adjusting pricing for the Green Pipes prior to invoicing upwards or downwards to compensate the parties on a Euro for Euro basis for amounts under estimated or over estimated for orders placed using the Estimated Surcharge (after comparing the Estimated Surcharge to the Actual Surcharge).”

5.	Paragraph 4.6: Add new Paragraph 4.6 to the Supply Agreement. The new Paragraph 4.6 shall read as follows:

“4.6. Purchaser, at is own expense, shall through its internal or outside auditors, have the right, during normal business hours, to inspect the records (and make copies) of Seller’s records relating the cost of the materials specified in 4.2(A) and (B) above, yield loss and Seller’s performance hereunder. Purchaser’s right to audit Seller, pursuant to this paragraph shall continue throughout the term of this Agreement, any renewals thereof and for a period of three (3) years following its ultimate termination.

6.	Paragraph 13.1 : Paragraph 13.1 of the Supply Agreement shall be replaced in full with the following paragraph 13.1:

“13.1 Purchaser agrees to pay a penalty of EURO 43.60, for each metric ton to the extent that Purchaser orders fall short of the Annual Minimum Purchase Obligation of Purchaser required under Section 2.1 by more than fifteen percent (15%) based on a two (2) year average for the first two years of the Supply Agreement and a two (2) year average for the last two (2) years of the Supply Agreement (for clarification the Parties intend to take a two (2) year average of Materials purchased by Purchaser during years 1 and 2 of the agreement and compare the average to 44,200 metric tons (i.e. 85% of the Annual Minimum Purchase Obligations). If the average for that period is equal to or above 44,200 metric tons, no penalties shall be due. If the average for that period is below 44,200 metric tons then the penalty will be due in an amount equal to: [each metric ton the average is below 44,200 metric tons x the period average (2 years) x the penalty (EURO 43.60)] shall apply for tonnage purchased under 44,200). The same calculation and averaging will be calculated for the two (2) year period comprising years 3 and 4 of the agreement. It shall not be considered to be a penalty under this Agreement for Purchaser to purchase amounts in any two (2) year which average is less than the Annual Minimum Purchase Obligation in section 2.1 but greater than 44,200 metric tons (specified above), as the Annual Minimum Purchase Obligation is a purchase target but not a requirement. Purchaser shall pay any penalties due under this paragraph 13.1 within 30 days following the end of the period during which the penalties arose. For purposes on calculating the averages set forth above, the parties will use the effective date of the Supply Agreement (instead of the effective date of this Amendment #2) in determining years 1, 2, 3 and 4.”

7.	Paragraphs 13.2 and 13.3 : In Paragraphs 13.2 and 13.3 of the Supply Agreement, the following change shall be made:

In each instance in paragraph 13.2 and 13.3 where “Annual Minimum Purchase Obligation(s)” appears, replace “Annual Minimum Purchase Obligation(s)” with “44,200 metric tons”.

This Amendment #2 is signed on the day stated above to be made effective the 1st day of April 2004.

Voestalpine Tubulars GmbH & Co KG

By	/s/ Humbert Wastl		/s/ Hillka Witt

	Hubert Wastl		Hilkka Witt
Managing Directors

Grant Prideco, Inc.

By	/s/ DR Black

DR Black, President
Drilling Products & Services

Annex 4.2 (A) (1)

[Schedule of Green Pipe with the 80 Euro Adjustment]

See Attached

Annex 4.2(A)(2)(d)

Example of the Surcharge Calculation:

[See Attached]

Annex 4.2 (A) (3)

[See Attached]